Connetic Venture Capital Access Fund 486BPOS

Exhibit 99.(l)(2)

July 29, 2026

Connetic Venture Capital Access Fund

910 Madison Ave.

Covington, KY 41011

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Connetic Venture Capital Access Fund that is included in Post-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-274892), and Amendment No. 5 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-23906), on Form N-2 of the Trust.

If you have any questions concerning the foregoing, please contact the undersigned at (513) 991-8472 or bo@fintechlaw.ai.

Very truly yours,

/s/ Bo J. Howell
On behalf of FinTech Law

FinTech Law

6224 Turpin Hills Drive     |     Cincinnati, OH 45244-3557     |     fintechlaw.ai     |     (513) 991-8472